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                             LEASE AGREEMENT BETWEEN

               WHMAB REAL ESTATE LIMITED PARTNERSHIP, AS LANDLORD,

                                       AND

                              Q-MED, INC. AS TENANT

                              DATED MARCH 31, 1998


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   Lease Grant............................................................   1

2.   Term...................................................................   1

3.   Rent...................................................................   1
     (a)      Basic Rent....................................................   1
     (b)      Payment.......................................................   1
     (c)      Operating Costs...............................................   2
     (d)      Tenant Electric and Utilities.................................   4

4.   Delinquent Payment; Handling Charges...................................   4

5.   Security Deposit.......................................................   4

6.   Landlord's Obligations.................................................   4
     (a)      Services......................................................   4
     (b)      Excess Utility Use............................................   5
     (c)      Restoration of Services; Abatement............................   5

7.   Improvements; Alterations; Repairs; Maintenance........................   5
     (a)      Improvements; Alterations.....................................   5
     (b)      Repairs; Maintenance..........................................   6
     (c)      Performance of Work...........................................   6
     (d)      Mechanic's Liens..............................................   6
     (e)      Environmental Compliance......................................   7

8.   Use....................................................................   8

9.   Assignment and Subletting..............................................   8
     (a)      Transfers; Consent............................................   8
     (b)      Cancellation..................................................   9
     (c)      Additional Compensation.......................................   9

10.  Insurance; Waivers; Subrogation; Indemnity.............................   9
     (a)      Insurance.....................................................   9
     (b)      Waiver of Negligence; No Subrogation..........................  10
     (c)      Indemnity.....................................................  10

11.  Subordination; Attornment; Notice to Landlord's Mortgagee..............  10
     (a)      Subordination.................................................  10
     (b)      Attornment....................................................  10
     (c)      Notice to Landlord's Mortgagee................................  11


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12.  Rules and Regulations..................................................  11

13.  Condemnation...........................................................  11
     (a)      Total Taking..................................................  11
     (b)      Partial Taking - Tenant's Rights..............................  11
     (c)      Partial Taking - Landlord's Rights............................  11
     (d)      Award.........................................................  11

14.  Fire or Other Casualty.................................................  12
     (a)      Repair Estimate...............................................  12
     (b)      Landlord's and Tenant's Rights................................  12
     (c)      Landlord's Rights.............................................  12
     (d)      Repair Obligation.............................................  12

15.  Personal Property Taxes................................................  12

16.  Events of Default......................................................  13

17.  Remedies...............................................................  13

18.  Payment by Tenant; Non-Waiver..........................................  14
     (a)      Payment by Tenant.............................................  14
     (b)      No Waiver.....................................................  15

19.  Waiver of Distraint....................................................  15

20.  Surrender of Premises..................................................  15

21.  Holding Over...........................................................  15

22.  Certain Rights Reserved by Landlord....................................  16

23.  Substitution Space.....................................................  16

24.  Miscellaneous..........................................................  16
     (a)      Landlord Transfer.............................................  16
     (b)      Landlord's Liability..........................................  16
     (c)      Force Majeure.................................................  17
     (d)      Brokerage.....................................................  17
     (e)      Estoppel Certificates.........................................  17
     (f)      Notices.......................................................  17
     (g)      Separability..................................................  17
     (h)      Amendments; and Binding Effect................................  17
     (i)      Quiet Enjoyment...............................................  18
     (j)      No Merger.....................................................  18


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     (k)      No Offer......................................................  18
     (l)      Entire Agreement..............................................  18
     (m)      Waiver of Jury Trial..........................................  18
     (n)      Governing Law.................................................  18
     (o)      Joint and Several Liability...................................  18
     (p)      Financial Reports.............................................  18
     (q)      Landlord's Fees...............................................  19
     (r)      Telecommunications............................................  19
     (s)      General Definitions...........................................  19
     (t)      Confidentiality...............................................  19
     (u)      List of Exhibits..............................................  19

25.  Other Provisions.......................................................  19

                              LIST OF DEFINED TERMS

                                                                            Page
                                                                            ----

Lease ......................................................................   1
Landlord ...................................................................   1
Tenant .....................................................................   1
Premises ...................................................................   1
Building ...................................................................   1
Commencement Date...........................................................   1
Term .......................................................................   1
Basic Rent..................................................................   1
Rent .......................................................................   1
Additional Rent.............................................................   2
Expense Stop................................................................   2
Operating Costs.............................................................   2
Taxes ......................................................................   3
Operating Costs and Tax Statement...........................................   3
Proportionate Share.........................................................   3
Interest Rate...............................................................   4
Security Deposit............................................................   4
NJDEP ......................................................................   7
Hazardous Substances........................................................   7
ISRA .......................................................................   7
Permitted Use...............................................................   8
Transfer ...................................................................   8
Loss .......................................................................  10
Landlord's Mortgagee........................................................  10
Taking .....................................................................  11
Casualty ...................................................................  12
Damage Notice...............................................................  12
Event of Default............................................................  13
Laws .......................................................................  19
Law ........................................................................  19
Affiliate...................................................................  19
Tenant Party................................................................  19
including...................................................................  19
Offer Space................................................................. G-1
Offer Notice................................................................ G-1
Third Party Offer........................................................... G-1


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                                      LEASE

     THIS LEASE AGREEMENT (this "LEASE") is entered into as of March ___, 1998, between WHMAB REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership ("LANDLORD"), and Q-MED, INC., a New Jersey corporation ("TENANT").

     1. LEASE GRANT. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, that certain office space (the "PREMISES") as depicted in the plan attached as Exhibit A in the office building (the "BUILDING") located at 100 Metro Park South, Laurence Harbor, Old Bridge Township, New Jersey. The land on which the Building is located is described on Exhibit B. The term "BUILDING" includes the related land, driveways, parking facilities, and similar improvements.

     2. TERM. The term of this Lease shall be sixty-three (63) months, commencing on September 1, 1998 (the "COMMENCEMENT DATE"), and expiring at 5:00 p.m., November 30, 2003 (the "TERM", which definition shall include all renewals of the initial Term). If the Commencement Date is not the first day of a calendar month, then the Term shall be extended by the number of days between the Commencement Date and the first day of the next month. If the Premises are not ready for occupancy by Tenant on the Commencement Date, then (a) Tenant's obligation to pay Basic Rent and Additional Rent (as defined in Section 3) shall be waived until Landlord tenders possession of the Premises to Tenant, (b) the Term shall be extended by the time between the scheduled Commencement Date and the date on which Landlord tenders possession of the Premises to Tenant, (c) Landlord shall not be in default hereunder or be liable for damages therefor, and (d) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant.

     3. RENT.

     (a) BASIC RENT. "BASIC RENT" (herein so called) shall be the following amounts for the following periods of time:

              TIME PERIOD                           MONTHLY BASIC RENT
              -----------                           ------------------
      Each month during the Term ...................    $14,836.66

     (b) PAYMENT. Tenant shall timely pay to Landlord Basic Rent and all additional sums to be paid by Tenant to Landlord under this Lease (collectively, the "RENT"), without deduction or set off, at Landlord's address provided for in this Lease or as otherwise specified by Landlord. Basic Rent, adjusted as herein provided, shall be payable monthly in advance, and shall be accompanied by all applicable state and local sales or use taxes. Subject to the provisions of Exhibit H, Basic Rent shall be payable on the first day of each month beginning on the first day of the first full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month


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and the number of days in the partial month from and after the Commencement
Date, and shall be due on the Commencement Date.

     (c) OPERATING COSTS.

     (1) Tenant shall pay an amount (per each rentable square foot in the Premises) ("ADDITIONAL RENT") equal to the difference between the Operating Costs (defined below) per rentable square foot in the Building and the actual Operating Costs for the calendar year 1998 (the "EXPENSE STOP"). Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term, and Tenant shall pay to Landlord, on the Commencement Date and on the first day of each calendar month thereafter, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

     (2) The term "OPERATING COSTS" shall mean all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Building, determined in accordance with sound accounting principles consistently applied, including, but not limited to, the following costs: (A) wages and salaries (including management fees) of all employees engaged in the operation, maintenance, and security of the Building, including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building; (C) costs for improvements made to the Building which, although capital in nature, are expected to reduce the normal operating costs of the Building, as well as capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Building's tenants other than pursuant to a provision similar to this Section 3.(c); (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Building; and (G) service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, alarm service, window cleaning, and elevator maintenance).

     Operating Costs shall not include costs for (i) capital improvements made to the Building, other than capital improvements described in Section 3.(c)(2)(C) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties;
(iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation;


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(v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Building tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Building or vacant space in the Building; (viii) Taxes (defined below), and (ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building.

     (3) Tenant shall also pay its Proportionate Share (defined below) of any increase in Taxes for each year and partial year falling within the Term, which shall be determined by multiplying the difference between (A) the Taxes for the year in question and (B) the Taxes for the year 1998 by Tenant's Proportionate Share. Tenant shall pay its Proportionate Share of Taxes in the same manner as provided above for Additional Rent with regard to Operating Costs. "TAXES" shall mean taxes, assessments, and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income if the present method of taxation changes so that in lieu of the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Building.

     (4) By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, adjusted as provided in Section 3.(c)(6) and of the Taxes for the previous year (the "OPERATING COSTS AND TAX STATEMENT"). If the Operating Costs and Tax Statement reveals that Tenant paid more for Operating Costs than the actual amount for the year for which such statement was prepared, or more than its actual share of Taxes for such year, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant paid less than Tenant's actual Proportionate Share of Additional Rent or share of Taxes due, then Tenant shall promptly pay Landlord such deficiency.

     (5) As used herein, Tenant's "PROPORTIONATE SHARE" shall be 7%, which is the percentage obtained by dividing the rentable square feet of area in the Premises, which is stipulated to be 8,902 rentable square feet, by the total number of square feet of area in the Building, which is stipulated to be 127,183 rentable square feet.

     (6) With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Operating Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof.


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     (d) TENANT ELECTRIC AND UTILITIES. In addition to the Base Rent and
Additional Rent described above, Tenant shall pay to Landlord, as Additional Rent, "Tenant Electric" based on an electric survey conducted on Landlord's behalf with respect to the Building. Tenant Electric shall be due with the monthly Rent due hereunder. Tenant shall also be responsible for all utilities billed directly to it, if any.

     (e) TENANT INSPECTION RIGHT. After giving Landlord 30-days' prior written notice thereof, inspect or audit Landlord's records relating to Operating Costs and Taxes for any periods of time within one year before the audit or inspection; however, no audit or inspection shall extend to periods of time before the Commencement Date. If Tenant fails to object to the calculation of Operating Costs and Taxes on an annual Operating Costs and Tax Statement within sixty (60) days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Costs for the year in question and the calculation of Operating Costs set forth on such statement shall be final. Tenant's audit or inspection shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, including $150 per hour of Landlord's or the building manager's employee time devoted to such inspection or audit to reimburse Landlord for its overhead costs allocable to the inspection or audit, unless the total Operating Costs charged to Tenant for the time period in question is determined to be in error by more than 5% in the aggregrate, and, as a result thereof Tenant paid to Landlord $2,500 more than the actual Operating Costs due for such time period, in which case Landlord shall pay the audit cost. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that an error was made in the Operating Costs previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Provided Landlord's accounting for Operating Costs is consistent with the terms of this Agreement, Landlord's good faith judgement regarding the proper interpretation of this Agreement and the proper accounting for Operating Costs shall be binding on Tenant in connection with any such audit or inspection. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (C) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential.


     (4) DELINQUENT PAYMENT; HANDLING CHARGES. All past due payments required of Tenant hereunder which remains past due for a period of five (5) days from its due date, shall bear interest from the date due until paid at the lesser of 18% per annum (the "INTEREST RATE") or the maximum lawful rate of interest; additionally, Landlord may charge Tenant a fee equal to 5% of the payment which remains past due for a period of five (5) days from its due date to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency. In no event, however, shall the charges permitted under this
Section 4 or elsewhere in this Lease, to the extent they are considered to be interest under law, exceed the maximum lawful rate of interest.


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     5. SECURITY DEPOSIT. Contemporaneously with the execution of this Lease,
Tenant shall pay to Landlord $22,240.00 (the "SECURITY DEPOSIT"), which shall be held by Landlord to secure Tenant's performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default (defined in Section 16). Landlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within 30 days after the Term ends, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant's obligations. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord's obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

     6. LANDLORD'S OBLIGATIONS.

     (a) SERVICES. Landlord shall furnish to Tenant (1) water at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning as appropriate, at such temperatures and in such amounts as are standard for comparable buildings in the vicinity of the Building; (3) janitorial service to the Premises on weekdays, other than holidays, for Building-standard installations and such window washing as may from time to time be reasonably required; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and holidays; and (5) electrical current during normal business hours for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage. Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage caused by a Tenant Party. If Tenant desires any of the services specified in Section 6.(a)(2): (A) at any time other than between 7:00 a.m. and 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturdays, or (B) on Saturday after 1:00 p.m., Sunday or holidays, then such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services within ten days after Landlord has delivered to Tenant an invoice therefor. The costs incurred by Landlord in providing after-hour HVAC service to Tenant shall include costs for electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Landlord to providing such service. The current cost therefor is $45.00 per hour.

     (b) EXCESS UTILITY USE. Landlord shall not be required to furnish electrical current for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 6.(a), Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within ten days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable


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

method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts or otherwise exceeding Building capacity unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be installed by Landlord, at Tenant's cost, if, in Landlord's judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten days after Landlord has delivered to Tenant an invoice therefor.

     (c) RESTORATION OF SERVICES; ABATEMENT. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant's obligations hereunder. If, however, Tenant is prevented from using the Premises for more than 15 consecutive business days because of the unavailability of any such service and such unavailability was not caused by a Tenant Party, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such 25-day period) that Tenant is so prevented from using the Premises.

     (d) HEATING AND AIR CONDITIONING. Provided Tenant shall comply with applicable Building Regulations, the Building's air conditioning system will be designed to be capable of maintaining interior conditions of 78 (degrees) F. dry bulb and 50% relative humidity when outside conditions are 95 (degrees) F. dry bulb and 75 (degrees) F. wet bulb and winter conditions of 68 (degrees) F. interior with outside conditions of 0 (degrees) F., and to provide fresh air in a quantity not less than 0.25 cubic feet per minute per square foot of rentable floor area of the Building.

     7. IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE.

     (a) IMPROVEMENTS; ALTERATIONS. Improvements to the Premises shall be installed at Tenant's expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. No alterations or physical additions in or to the Premises may be made without Landlord's prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would affect the Building's structure or its HVAC, plumbing, electrical, or mechanical systems. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any such painting or installation which would affect the appearance of the exterior of the Building or of any common areas of the Building. All alterations, additions, or improvements made in or upon the Premises shall, at Landlord's option, either be removed by Tenant prior to the end of the Term (and

Tenant shall repair all damage caused thereby), or shall remain on the Premises at the end of the Term without compensation to Tenant. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's approval of the plans and specifications therefor shall not be a representation by Landlord that such alterations, additions, or improvements comply with any Law.

     (b) REPAIRS; MAINTENANCE. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage. The cost of all repair or replacement work performed by Landlord under this Section 7 shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor.

     (c) PERFORMANCE OF WORK. All work described in this Section 7 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Premises, the Building, or the components thereof.

     (d) MECHANIC'S LIENS. Tenant shall not permit any mechanic's liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term of this Lease, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing contained herein shall be deemed as consent by Landlord to any liens being placed upon the Building due to any work performed by or for Tenant.

     (e) ENVIRONMENTAL COMPLIANCE.

     (1) Tenant acknowledges the existence of environmental laws, rules and regulations, including the provisions of ISRA (defined below). Tenant shall comply with any and all such laws, rules and regulations. Tenant represents to Landlord that Tenant's Standard Industrial Classification (SIC) Number as designated in the Standard Industrial Classification Manual prepared by the Office of Management and Budget in the Executive

Office of the President of the United States will not subject the Premises to ISRA applicability. Any change by Tenant to an operation with an SIC Number subject to ISRA shall require Landlord's written consent. Any such proposed change shall be sent in writing to Landlord sixty (60) days prior to the proposed change. Landlord, at its sole option, may deny consent.

     (2) Tenant agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant's use of the Premises including state agency fees, engineering fees, clean-up costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of nonapplicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of this Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant agrees to indemnify and hold Landlord harmless from any violation of ISRA occasioned by Tenant's use of the Premises. The Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant's compliance and the requirements of the New Jersey Department of Environmental Protection ("NJDEP") under ISRA as they are issued or received by Tenant.

     (3) Tenant agrees not to generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises, any Hazardous Substances. As used herein, "HAZARDOUS SUBSTANCES" shall be defined as any "hazardous chemical," "hazardous substance" or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), the New Jersey Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq. and/or the Industrial Site Recovery Act ("ISRA"), the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b, et seq., any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. The provisions contained in this Section shall be applicable notwithstanding the fact that any substance shall not be deemed to be a Hazardous Substance at the time of its use by Tenant but shall thereafter be deemed to be a Hazardous Substance.

     (4) If Tenant fails to comply with ISRA as stated in this Section or any other governmental law as of the termination or sooner expiration of this Lease and as a consequence thereof Landlord is unable to rent the Premises, then Landlord shall treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all remedies against Tenant provided by law in that situation including a monthly rental of two hundred (200%) percent of the monthly Basic Rent for the last month of the Term of this Lease or any renewal term, payable in advance on the first day of each month, until such time as Tenant provides Landlord with a negative declaration or confirmation that any required clean-up plan has been successfully completed.

     (5) Tenant agrees to indemnify and hold harmless Landlord and Landlord's Mortgagee of the Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Landlord or Landlord's Mortgagee or threatened against Landlord or Landlord's Mortgagee, relating to or arising out of any breach by Tenant of the undertakings set forth in this Section 7.(e), said indemnity to survive this Lease expiration or sooner termination.

     8. USE. Tenant shall continuously occupy and use the Premises only for general office use (the "PERMITTED USE") and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any hazardous materials or substances. If, because of a Tenant Party's acts, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

     9. ASSIGNMENT AND SUBLETTING.

     (a) TRANSFERS; CONSENT. Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity except Affiliates of the Tenant whose net worth is equal to or greater than Tenant's at the time of such Transfer (defined below) to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 9.(a)(1) through 9.(a)(6) being a "TRANSFER"). If Tenant requests Landlord's consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Landlord shall respond to Tenant's request within (30) days after Tenant supplies Landlord with all information and documentation Landlord requests in connection with such request. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (A) is creditworthy, (B) has a good reputation in the business community, C) does not engage in business similar to those of other tenants in the Building, and (D) is not another occupant of the Building or person or entity with whom Landlord is negotiating to lease space in the Building; otherwise, Landlord may withhold its consent in its sole discretion. Concurrently with Tenant's notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $750 to defray Landlord's expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys' fees not to exceed $500 incurred in connection with considering any request for consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant's obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

     (b) CANCELLATION. Landlord may, within 30 days after submission of Tenant's written request for Landlord's consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

     (c) ADDITIONAL COMPENSATION. Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (1) all compensation received by Tenant for a Transfer less the costs reasonably incurred by Tenant with unaffiliated third parties in connection with such Transfer (i.e., brokerage commissions, tenant finish work, and the like) over (2) the Rent allocable to the portion of the Premises covered thereby.

     10. INSURANCE; WAIVERS; SUBROGATION; INDEMNITY.

     (a) INSURANCE. Tenant shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in amounts of $1,000,000 per occurrence with $2,000,000 in the aggregate or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord's agents and their respective affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) insurance covering the full value of Tenant's property and improvements, and other property (including property of others) in the Premises, (3) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder, (4) worker's compensation insurance, containing a waiver of subrogation endorsement acceptable to Landlord, and (5) business interruption insurance. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

     (b) WAIVER OF NEGLIGENCE; NO SUBROGATION. Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a "LOSS"), to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or, in the case of Tenant's waiver, is required to be insured against under the terms hereof, REGARDLESS OF WHETHER THE NEGLIGENCE OF THE OTHER PARTY CAUSED SUCH LOSS; however, Landlord's waiver shall not include any deductible amounts on insurance policies carried by Landlord. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

     (c) INDEMNITY. Subject to Section 10.(b), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys' fees) arising from (1) any Loss arising from any occurrence on the Premises (other than any Loss arising out of a breach of Tenant's obligations under Section 7.(e), which shall be subject to the indemnity in such section) or (2) Tenant's failure to perform its obligations under this Lease, EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS (OTHER THAN A LOSS ARISING FROM THE SOLE OR GROSS NEGLIGENCE OF LANDLORD OR ITS AGENTS), AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS. THIS INDEMNITY IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE WHEN LANDLORD OR ITS AGENTS ARE JOINTLY, COMPARATIVELY, CONTRIBUTIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT. This indemnity provision shall survive termination or expiration of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

     11. SUBORDINATION; ATTORNMENT; NOTICE TO LANDLORD'S MORTGAGEE.

     (a) SUBORDINATION. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease, master lease, or primary lease, that now or hereafter covers all or any part of the Premises (the mortgagee under any such mortgage or the lessor under any such lease is referred to herein as a "LANDLORD'S MORTGAGEE"). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage, ground lease, or other interest in the Premises by so notifying Tenant in writing. Upon Tenant's written request, Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord's Mortgagee.

     (b) ATTORNMENT. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request.

     (c) NOTICE TO LANDLORD'S MORTGAGEE. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

     12. RULES AND REGULATIONS. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building and will not unreasonably interfere with Tenant's use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

     13. CONDEMNATION.

     (a) TOTAL TAKING. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "TAKING"), this Lease shall terminate as of the date of the Taking.

     (b) PARTIAL TAKING - TENANT'S RIGHTS. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than 180 days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

     (c) PARTIAL TAKING - LANDLORD'S RIGHTS. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 13.(b).

     (d) AWARD. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land on which the Building is situated, the Building, and other improvements taken, and Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

     14. FIRE OR OTHER CASUALTY.

     (a) REPAIR ESTIMATE. If the Premises or the Building are damaged by fire or other casualty (a "CASUALTY"), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the "DAMAGE NOTICE") of the time needed to repair the damage caused by such Casualty.

     (b) LANDLORD'S AND TENANT'S RIGHTS. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 270 days after the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. If Tenant does not so timely terminate this Lease, then (subject to Section 14.(c)) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

     (c) LANDLORD'S RIGHTS. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant, and Basic Rent and Additional Rent shall be abated as of the date of the Casualty.

     (d) REPAIR OBLIGATION. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any of the furniture, equipment, fixtures, alterations, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord's obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

     (e) EXPRESS AGREEMENT. The provisions of this Section shall be considered an express agreement between the parties governing any damage or destruction of the Premises by fire or other casualty and any present or future law of the State of New Jersey providing for a contingency in the absence of such an agreement shall have no application hereto.

     15. PERSONAL PROPERTY TAXES. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with law and if the non-payment thereof does not pose a threat of loss or seizure of the Building or interest of Landlord therein or impose any fee or penalty against Landlord.

     16. EVENTS OF DEFAULT. Each of the following occurrences shall be an "EVENT OF DEFAULT":

     (a) Tenant's failure to pay Rent within five days after Landlord has delivered notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Section 16.(a) on more than one occasion during the twelve (12) month interval preceding such failure by Tenant;

     (b) Tenant fails to operate its business in the Premises for the Permitted Use set forth herein;

     (c) Tenant fails to provide any estoppel certificate within the time period required under Section 24.(e) and such failure shall continue for ten (10) days after written notice thereof from Landlord to Tenant;

     (d) Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; and

     (e) The filing of a petition by or against Tenant (the term "TENANT" shall include, for the purpose of this Section 16.(e), any guarantor of Tenant's obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for the reorganization or modification of Tenant's capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

     17. REMEDIES. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

     (a) Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 18.(a), and
(3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Northeast Edition, in its listing of "Money Rates" minus one (1%) percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

     (b) Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under
Section 18.(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 17.(b). If Landlord elects to proceed under this
Section 17.(b), it may at any time thereafter elect to terminate this Lease under Section 17.(a);

     (c) Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant; or

     (d) Tenant hereby waives all right of redemption to which Tenant or any person under Tenant might be entitled by any law now or hereinafter in force.

     (e) Re-enter the Premises, or any part thereof, either by summary dispossess proceedings, other proceedings, by force or otherwise and may repossess the same and may remove all persons and things therefrom to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The word "re-enter," as used herein, is not restricted to its technical meaning.

     Landlord may exercise each and every remedy in law or in equity or hereunder in such order and in such combination, from time to time, as Landlord, in its sole discretion, elects.

     18. PAYMENT BY TENANT; NON-WAIVER.

     (a) PAYMENT BY TENANT. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of New Jersey shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

     (b) NO WAIVER. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

     19. WAIVER OF DISTRAINT. Landlord waives all lien, right, interest and claim it might otherwise have in and waives its right of distraint of, the machinery, fixtures and other property of Tenant, and in any other property of any nature whether on or off the Premises, belonging to Tenant. The provisions of this Section are intended to apply to Landlord's common law (if any) and statutory right of distraint because of failure to pay Basic Rent and Additional Rent.

     20. SURRENDER OF PREMISES. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Substances placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant, and shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, and furniture as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the end of the Term.

     21. HOLDING OVER. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant from month to month and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, Basic Rent as provided for pursuant to N.J.S.A. 2A:42-6 which shall be payable in advance on the first day of each month. The provisions of this Section 21 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

     22. CERTAIN RIGHTS RESERVED BY LANDLORD. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy of the Premises, Landlord shall have the following rights:

     (a) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

     (b) To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time; and

     (c) To enter the Premises at reasonable hours to show the Premises to prospective purchasers, lenders, or, during the last 12 months of the Term, tenants.

     23. SUBSTITUTION SPACE. Landlord may, at Landlord's expense, relocate Tenant within the Building to space which is comparable in size, utility and condition to the Premises. If Landlord relocates Tenant, Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket expenses for moving Tenant's furniture, equipment, and supplies from the Premises to the relocation space and for reprinting Tenant's stationery of the same quality and quantity as Tenant's stationery supply on hand immediately before Landlord's notice to Tenant of the exercise of this relocation right. Upon such relocation, the relocation space shall be deemed to be the Premises and the terms of the Lease shall remain in full force and shall apply to the relocation space.

     24. MISCELLANEOUS.

     (a) LANDLORD TRANSFER. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder, provided that the assignee assumes Landlord's obligations hereunder in writing.

     (b) LANDLORD'S LIABILITY. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord shall not be personally liable for any deficiency. This Section shall not limit any remedies which Tenant may have for Landlord's defaults which do not involve the personal liability of Landlord.

     (c) FORCE MAJEURE. Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

     (d) BROKERAGE. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than The Schultz Organization and Cushman and Wakefield of New Jersey, Inc., whose commission shall be paid by Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

     (e) ESTOPPEL CERTIFICATES. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

     (f) NOTICES. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified next to their signature block,
(2) hand delivered to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

     (g) SEPARABILITY. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

     (h) AMENDMENTS; AND BINDING EFFECT. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of

Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

     (i) QUIET ENJOYMENT. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

     (j) NO MERGER. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

     (k) NO OFFER. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

     (l) ENTIRE AGREEMENT. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

     (m) WAIVER OF JURY TRIAL. To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

     (n) GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

     (o) JOINT AND SEVERAL LIABILITY. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease.

     (p) FINANCIAL REPORTS. Within 15 days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant's books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant's financial statements that Tenant designates to Landlord as confidential except (1) to Landlord's lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order.

     (q) LANDLORD'S FEES. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable out-of-pocket costs incurred in reviewing the proposed action or consent, including without limitation reasonable attorneys', engineers' or architects' fees, within ten days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

     (r) TELECOMMUNICATIONS. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent.

     (s) GENERAL DEFINITIONS. The following terms shall have the following meanings: "LAWS" means all federal, state, and local laws, rules and regulations, all court orders, all governmental directives and governmental orders, and all restrictive covenants affecting the Property, and "LAW" means any of the foregoing; "AFFILIATE" means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question; "TENANT PARTY" shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any agents, contractors, employees, invitees of the foregoing parties; and "INCLUDING" means including, without limitation.

     (t) CONFIDENTIALITY. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

     (u) LIST OF EXHIBITS. All exhibits and attachments attached hereto are incorporated herein by this reference.

                  Exhibit A   -   Outline of Premises
                  Exhibit B   -   Legal Description of Building
                  Exhibit C   -   Building Rules and Regulations
                  Exhibit D   -   Tenant Finish-Work
                  Exhibit E   -   Parking
                  Exhibit F   -   Renewal Option
                  Exhibit G   -   Right of First Offer
                  Exhibit H   -   Rent Abatement

     25. OTHER PROVISIONS. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE

BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

     Dated as of the date first above written.


TENANT:                             Q-MED, INC.

                                    By: /s/ MICHAEL W. COX
                                        ------------------------------
                                        Name:  Michael W. Cox
                                        Title: President
                                        Address:  ____________________
                                                  ____________________
                                                  ____________________
                                        Telecopy: ____________________


LANDLORD:                           WHMAB SKW REAL ESTATE
                                      LIMITED PARTNERSHIP
                                    By: WHMAB Gen Par, Inc., General Partner

                                    By: ______________________________
                                        Name:  _______________________
                                        Title: _______________________
                                        Address:   1275 K Street, N.W.
                                                   Suite 900
                                                   Washington, D.C.  20005
                                        Telecopy:  202-216-5801

                                        With a copy to:
                                                   Archon Group, L.P.
                                                   600 Las Colinas Boulevard,
                                                   Suite 1900
                                                   Irving, Texas  75039
                                        Attention: Asset Manager
                                        Telecopy:  972-831-___

                                    EXHIBIT A

                              [OUTLINE OF PREMISES]

                               [THIRD FLOOR PLAN]

                                    EXHIBIT B

                         [LEGAL DESCRIPTION OF BUILDING]

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Township of Old Bridge, County of _________________, State of New Jersey:

TRACT I:

BEGINNING at a point in the easterly sideline of Laurence Harbor Road (said sideline being distant 36 feet easterly from the centerline of said Laurence Harbor Road, where the same is intersected by the westerly sideline of the Garden State Parkway right of way; thence

(1) South 01 degrees 34 minutes 29 seconds East along the said sideline of Laurence Harbor Road, 3CB .68 feet to an angle point in said line; thence

(2) South 03 degrees 01 minutes 00 seconds East still along the said line of Laurence Harbor Road, 353.06 feet to a point; thence

(3) North 86 degrees 59 minutes 00 seconds East 271.00 feet to a point: thence

(4) North 03 degrees 01 minutes 00 seconds West, 238.00 feet to a point and new corner to Lot 4.01; thence

(5) South 86 degrees 59 minutes 00 seconds West 33.00 feet to another new corner; thence

(6) North 02 degrees 52 minutes 02 seconds West along a new line of Lot 4.01,
112.46 feet to a point and old corner of Lot 4.01; thence

(7) North 17 degrees 53 minutes 36 seconds East 63.97 feet to a point; thence

(8) North 52 degrees 44 minutes 36 seconds East 208.00 feet to a point in the westerly sideline of lands of the Garden State Parkway; thence

(9) North 37 degrees 15 minutes 24 seconds West along the westerly line of lands of the Garden State Parkway, 359.01 feet to an angle point in said line; thence

(10) South 50 degrees 57 minutes 23 seconds West still along the said sideline of the Garden State Parkway, 276.12 feet to the point of BEGINNING.

NOTE FOR INFORMATION: Said premises are also known as Tax Lot 4.01 in Block 3234 as shown on the Tax Map for the Township of Old Bridge.


                                    EXHIBIT B

                                    EXHIBIT C

                         BUILDING RULES AND REGULATIONS

     The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith, and the appurtenances thereto:

     1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

     2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

     3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

     4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

     5. Landlord shall provide all door locks in each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord's prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant's leased premises, at such tenant's cost, and no tenant shall make a duplicate thereof.

     6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord's supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

     7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

     8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant's leased premises. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

     9. Tenant shall cooperate with Landlord's employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel.

     10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

     11. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

     12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord's prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

     13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

     14. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

     15. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

     16. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant's agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a "boot" on the vehicle to immobilize it and may levy a charge of $50.00 to remove the "boot." Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

                                    EXHIBIT D

                  TENANT FINISH-WORK: LANDLORD BUILDS TO PLANS

     1. Except as set forth in this Exhibit, Tenant accepts the Premises in their "AS-IS" condition on the date that this Lease is entered into.

     2. On or before the execution of this Lease, Landlord has delivered to Tenant a space plan depicting improvements to be installed in the Premises, which plans were prepared by _________________________________ and dated
____________, 19__ (the "WORKING DRAWINGS"). As used herein, "WORKING DRAWINGS" shall mean the final working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto, and "WORK" shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. All changes in the Work must receive the prior written approval of Landlord, and in the event of any such approved change Tenant shall, at its sole expense upon completion of the Work, furnish Landlord with an accurate, reproducible "as-built" plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in accordance with the Working Drawings.

     3. If a delay in the performance of the Work occurs (a) because of any change by Tenant to the Space Plans or the Working Drawings, (b) because of any specification by Tenant of materials or installations in addition to or other than Landlord's standard finish-out materials, or (c) if Tenant otherwise delays completion of the Work, then, notwithstanding any provision to the contrary in this Lease, Tenant's obligation to pay Rent hereunder shall commence on the scheduled Commencement Date. If the Premises are not ready for occupancy and the Work is not substantially completed (as reasonably determined by Landlord) on the scheduled Commencement Date for any reason other than the reasons specified in the immediately preceding sentence, then the obligations of Landlord and Tenant shall continue in full force and Rent shall be abated until the date the Work is substantially completed and the Premises are tendered to Tenant, which date shall be the Commencement Date.

     4. Landlord shall bear the entire cost of performing the Work depicted on the Working Drawings initially submitted to and approved by Landlord. Tenant shall bear the entire additional costs incurred by Landlord in performing the Work because of an event specified in clause 3.(a), 3.(b), or 3.(c) of this Exhibit. Tenant shall pay Landlord an amount equal to 50% of the estimated additional costs of any change to the Working Drawings at the time of such change; Tenant shall pay to Landlord the remaining portion of additional costs incurred in performing the Work because of an event specified in clauses 3.(a), 3.(b), or 3.(c) of this Exhibit upon substantial completion of the Work. In consideration for Landlord's management and supervision for services performed in connection with clauses 3.(a), 3.(b), or 3.(c) of this Exhibit upon substantial completion of the Work. In consideration for Landlord's management and supervision for services performed in connection with clauses 3.(a), 3.(b) and 3.(c), Tenant shall pay to Landlord a construction management fee equal to ten percent of the additional costs specified in this Section 4. In addition, Tenant shall be responsible for the sum of $5,900 of the cost of the Work, in accordance with the letter attached hereto as D-3. Payment therefor shall be payable within ten
(10) days of billing from Landlord.

     5. To the extent not inconsistent with this Exhibit, Section 7.(a) of this Lease shall govern the performance of the Work and Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.

     6. All of the work shall be done in accordance with the Americans With Disabilities Act.

                                    EXHIBIT E

                                     PARKING

     Tenant may use 4 designated parking spaces in the parking garage and 31 undesignated on site parking spaces in the outside parking lot during the Term.

                                    EXHIBIT F

                                 RENEWAL OPTION

     Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew this Lease for one (1) additional periods of five (5) years, by delivering written notice of the exercise thereof to Landlord earlier than twelve (12) months and not later than nine (9) months before the expiration of the Term. On or before the commencement date of the extended Term in question, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

     (a) The Basic Rent payable to each month during each such extended Term shall be ninety-eight percent (98%) of the fair market value, at the commencement of such extended Term, for space of equivalent, quality, size, utility and location, with the length of the extended Term and the credit standing of Tenant to be taken into account;

     (b) Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

     (c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, the like) or other tenant inducements.

     Tenant's rights under this Exhibit shall terminate if (1) this Lease or Tenant's right to possession of the Premises is terminated (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premise; or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

     Within ten (10) days after receipt of Tenant's notice to renew, Landlord shall send written notice to Tenant of "fair market value" and shall advise Tenant of the required increase adjustment to the Basic Rent, if any, and the other terms and conditions offered. If Tenant disagrees with Landlord's determination of "fair market value" Tenant may, but only within ten (10) days after receipt of Landlord's notice, require by written notice to Landlord that the determination of "fair market value" be made by appraisers, in such event, within ten (10) days thereafter, each party shall select a qualified commercial real estate appraiser with at least ten (10) years' experience in appraising property and buildings in the city or submarket in which the Premises are located. The two appraisers shall give their opinion of fair market value and other terms within twenty (20) days after their retention. In no event, however, shall the Base Rent in any year of the renewal term be less than the current Basic Rent per rentable square foot in effect hereunder. In the event the opinions of the two appraisers differ and, after good faith efforts over the succeeding twenty (20) day period, they cannot mutually agree, the appraisers shall immediately and jointly appoint a third appraiser with the qualifications specified above. This third appraiser shall immediately (within five (5) days) choose either the determination of Landlord's appraiser or Tenant's appraiser and such choice of this third appraiser shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate appraiser. The parties shall equally share the costs of any third appraiser. The parties shall immediately confirm the renewal term, Basic Rent and terms and conditions so determined, in writing.

                                    EXHIBIT G

                             RIGHT OF FIRST REFUSAL

     Provided the Tenant is not in default of the terms and conditions of the Lease, it is hereby granted a right of first refusal for any contiguous space (on the same floor or immediately above or below) located in the Building in which the Premises are located that is or becomes vacant during the Term (the "Refusal Space"). The Tenant may lease the Refusal Space on the same terms and conditions as set forth in a bona fide offer received by the Landlord for the Refusal Space which offer the Landlord is willing to accept. The Landlord shall deliver to the Tenant a certified abstract of the proposal for the Refusal Space and the Tenant shall have ten (10) business days in which to notify the Landlord of its intention to lease the Refusal Space. The Refusal Space shall be governed by all the terms and conditions as set forth in the Lease (except for the Rent) including the expiration date, and this Lease shall be modified to accommodate Refusal Space. Any notice of election to exercise this right of first refusal right by the Tenant shall be accompanied by two (2) months' Basic Rent to be held as an additional Security Deposit as per paragraph Five of this Lease. At said time, this Lease shall automatically be deemed modified to include the Refusal Space. in the event the Tenant does not respond within the ten (10) business day time period (which time is of the essence) the Landlord shall be free to lease the Refusal Space without further liability to the Tenant.

                                    EXHIBIT H

                            RENT ABATEMENT PROVISIONS

     Basic Rent shall be abated during the first 3.725 months of the Term. Commencing with the fifth month of the Term, Tenant shall make Basic Rent payments as otherwise provided in the Lease (the first payment shall include
 .275 (27.5%) of the Basic Rent for the fourth month hereunder). Notwithstanding such abatement of Basic Rent (a) all other sums due under the Lease, including Additional Rent and Tenant's share of Taxes shall be payable as provided in the Lease, and (b) any increases in Basic Rent set forth in the Lease shall occur on the dates scheduled therefor.


                                      H-1